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                                  Exhibit 99.4

                           COMPAQ COMPUTER CORPORATION
              BUSINESS OUTLOOK AND DISCUSSION OF FINANCIAL RESULTS
                               SECOND QUARTER 2001



BUSINESS OUTLOOK

Compaq believes that the permanent improvements it is making in its business model are having a positive impact currently, as well as positioning the company for long-term growth and profitability with increased financial leverage. Nonetheless, the economic environment continues to be challenging. While there has been some stabilization in the United States - with the exception of the consumer retail segment - the market has weakened in Europe and other geographies. In this environment, Compaq is focused on improving its business model and executing its strategic plans. Although in the short-term the market remains volatile and thus difficult to predict with much certainty, Compaq expects third quarter revenue to be in the range of $8.0 billion to $8.4 billion, which includes targeting a further reduction of $200 million in channel inventory, and earnings per diluted common share of $0.07 to $0.09.

DISCUSSION OF FINANCIAL RESULTS

REVENUE

Compaq reported second quarter and six month consolidated revenue of $8.5 billion and $17.7 billion, respectively, a decrease of 17 percent and 10 percent compared with the prior year periods, or a decrease of 13 percent and 6 percent, respectively, adjusted for the effects of currency. Higher revenue from Compaq Global Services was more than offset by lower revenue from Access and Enterprise Computing. The decline in consolidated revenue resulted primarily from continued weakness in the United States economy and worsening economic conditions in Europe, as well as actions to reduce inventory levels across Compaq's supply chain.

Consolidated revenue by business segment was as follows:

                                  THREE MONTHS ENDED        SIX MONTHS ENDED
(In millions)                          JUNE 30,                 JUNE 30,
                                 --------------------     ---------------------
                                   2001        2000         2001         2000
                                 -------     --------     --------     --------
Enterprise Computing             $ 2,711     $  3,441     $  5,619     $  6,394
Access                             3,824        4,905        8,198        9,609
Compaq Global Services             1,943        1,819        3,878        3,682
Segment Eliminations and Other       (25)         (30)         (45)         (45)
                                 ----------------------------------------------
                                 $ 8,453     $ 10,135     $ 17,650     $ 19,640
                                 ==============================================

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Consolidated revenue by geographic region was as follows:

                                  THREE MONTHS ENDED        SIX MONTHS ENDED
(In millions)                          JUNE 30,                 JUNE 30,
                                 --------------------     ---------------------
                                   2001        2000         2001         2000
                                 -------     --------     --------     --------
North America                    $ 3,575     $  4,964     $  7,455     $  9,534
Europe, Middle East and Africa     2,994        3,288        6,486        6,592
Asia-Pacific                         639          600        1,230        1,111
Japan                                537          541        1,103        1,037
Latin America                        484          508          938          926
Greater China                        224          234          438          440
                                 ----------------------------------------------
                                 $ 8,453     $ 10,135     $ 17,650     $ 19,640
                                 ==============================================

GROSS MARGIN

Consolidated gross margin of 21.5 percent of revenue ($1.8 billion) and 22.2 percent of revenue ($3.9 billion) for the three and six months ended June 30, 2001, respectively, declined by 2.1 and 1.1 percentage points from the comparable periods in 2000. Savings from improved inventory management and improved revenue mix were more than offset by weakening demand resulting in an aggressive pricing environment.

OPERATING EXPENSE

Consolidated operating expense was $1.7 billion for the second quarter of 2001, a reduction of $120 million, or 7 percent, compared with the second quarter of 2000. On a year to date basis, operating expense decreased $75 million, or 2 percent. The decline in operating expense was driven by solid execution of the restructuring program, Compaq's intense focus on reducing its cost structure, and expense reductions associated with the decline in revenue. Second quarter operating expense represented the lowest level in the past three years.

INCOME TAXES

The effective tax rate was 30 percent for the three and six months ended June 30, 2001, compared with 32 percent for the three and six months ended June 30, 2000.

CONSOLIDATED EARNINGS

For the second quarter of 2001, Compaq's net income (excluding special items) was $67 million, or $0.04 per diluted common share, compared with $363 million, or $0.21 per diluted common share, for the corresponding period in 2000. On a reported basis, Compaq's consolidated net loss was $279 million, or $(0.17) per diluted common share, in the second quarter of 2001, compared with consolidated net income of $388 million, or $0.22 per diluted common share, in the prior year quarter.

For the six months ended June 30, 2001, Compaq's net income (excluding special items) was $265 million, or $0.16 per diluted common share, compared with $615 million, or $0.35 per diluted common share, for the corresponding period in 2000. On a reported basis, Compaq's consolidated net loss was $201 million, or $(0.12) per diluted common share in the first half of 2001, compared with consolidated net income of $684 million, or $0.39 per diluted common share, in the prior year period.

The second quarter of 2001 included a restructuring charge of $493 million and related tax effect, while special items in the second quarter of 2000 included net investment income of $38 million and related tax effect.

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Special items in the first half of 2001 included restructuring charges of $742 million, net investment income of $76 million, and related tax effects, while the first half of 2000 included net investment income of $106 million and related tax effect.

SEGMENTS

Segment financial data was as follows:

                                  THREE MONTHS ENDED       SIX MONTHS ENDED
(In millions)                          JUNE 30,                 JUNE 30,
                                  -------------------    --------------------
                                    2001       2000        2001        2000
                                  -------    --------    --------    --------
ENTERPRISE COMPUTING
  Revenue                         $ 2,711    $  3,441    $  5,619    $  6,394
  Operating income                     74         383         206         645

ACCESS
  Revenue                           3,824       4,905       8,198       9,609
  Operating income (loss)            (155)         44        (237)         59

COMPAQ GLOBAL SERVICES
  Revenue                           1,943       1,819       3,878       3,682
  Operating income                    271         214         525         426

SEGMENT ELIMINATIONS AND OTHER
  Revenue                             (25)        (30)        (45)        (45)
  Operating loss                      (23)         (9)         (3)         (6)

CONSOLIDATED SEGMENT TOTALS
  Revenue                         $ 8,453    $ 10,135    $ 17,650    $ 19,640
  Operating income                $   167    $    632    $    491    $  1,124

A reconciliation of consolidated segment operating income to consolidated income
(loss) before income taxes was as follows:

                                  THREE MONTHS ENDED       SIX MONTHS ENDED
(In millions)                          JUNE 30,                 JUNE 30,
                                  -------------------    --------------------
                                    2001       2000        2001        2000
                                  -------    --------    --------    --------
Consolidated segment operating
  income                          $   167    $    632    $    491    $  1,124
Unallocated corporate expenses        (49)        (64)        (83)       (129)
Restructuring and related charges    (493)         --        (742)         --
Other income (expense), net           (23)          3          47          49
                                  -------------------------------------------
Income (loss) before income
  taxes                           $  (398)   $    571    $   (287)   $  1,044
                                  ===========================================

ENTERPRISE COMPUTING

Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products.

REVENUE

Enterprise Computing revenue decreased $730 million, or 21 percent, compared with the second quarter of 2000 and represented 32 percent of consolidated revenue during the quarter. On a year to date basis, revenue from this segment decreased $775 million, or 12 percent. Outside the United States and adjusted for the effects of currency, revenue was unchanged for the quarter and increased 14 percent for the year to date period compared with the prior year. Enterprise Computing revenue declined primarily due to continued weakness in the United States economy that spread to Europe toward the end of the second quarter. These conditions have led

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to intense competitive pricing pressures, resulting in lower average unit prices. Compaq took significant actions during the quarter to reduce channel inventory levels, which also contributed to lower revenue.

OPERATING INCOME

Enterprise Computing operating income decreased $309 million, or 81 percent, in the second quarter of 2001 compared with the corresponding period in 2000. For the six months ended June 30, 2001, operating income decreased $439 million, or 68 percent, compared with the corresponding period in 2000. Lower operating income in this segment resulted from a weakening economy, pricing pressures and inventory reduction actions as discussed above.

ACCESS

The Access business delivers products and solutions targeting the convergence of business and home-user computing for the Internet-connected world.

REVENUE

Access revenue decreased $1.1 billion, or 22 percent, compared with the second quarter of 2000 and represented 45 percent of consolidated revenue during the quarter. On a year to date basis, Access revenue decreased $1.4 billion, or 15 percent. Outside the United States and adjusted for the effects of currency, revenue declined 4 percent for the quarter and increased 5 percent for the year to date period compared with the prior year. While overall unit sales increased over the prior periods in the Access business, weakening economic conditions in the United States and Europe led to an aggressive pricing environment resulting in lower average unit prices. Lower revenue also resulted from strong actions taken by Compaq to reduce channel inventory during the quarter.

OPERATING INCOME

The Access business incurred an operating loss of $155 million during the quarter compared with operating income of $44 million in the second quarter of 2000. For the six months ended June 30, 2001, Access incurred an operating loss of $237 million compared with operating income of $59 million for the corresponding period in 2000. The operating losses were primarily driven by weakening economic conditions and an aggressive pricing environment. In addition, operating losses resulted from falling margins in the consumer market, particularly in United States retail, where Compaq heavily discounted products to make room for newer models, and reductions in channel inventory.

COMPAQ GLOBAL SERVICES

Compaq Global Services delivers worldwide infrastructure and solution design implementation, management and support services, as well as leasing and asset management services.

REVENUE

Compaq Global Services revenue increased $124 million, or 7 percent, compared with the second quarter of 2000 and represented 23 percent of consolidated revenue. On a year to date basis, revenue from this segment increased $196 million, or 5 percent. Adjusted for the effects of currency, revenue increased 13 percent and 11 percent for the three and six months ended June 30, 2001, respectively, compared with the corresponding periods in 2000. Compaq Global Services' broad portfolio and geographic diversification contributed to revenue growth, despite a weak economy in the United States during the quarter and year to date periods. Given current economic uncertainties, customers are focused on service and solution expenditures that reduce costs and increase productivity, resulting in growth in revenue from outsourcing and support

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services. Revenue also benefited from stronger service attach rates as well as higher leasing revenues due to growth in Compaq's leased asset portfolio.

OPERATING INCOME

Compaq Global Services operating income increased $57 million, or 27 percent, in the second quarter of 2001 compared with the corresponding period in 2000. For the six months ended June 30, 2001, operating income from this segment increased $99 million, or 23 percent, compared with the corresponding period in 2000. The increase in operating income resulted primarily from higher revenue as noted above, improved profitability in Compaq's professional services organization due to strategic actions taken over the past year and lower operating costs resulting from an aggressive focus on expense management.

UNALLOCATED CORPORATE EXPENSES

The results of the business segments exclude separately managed unallocated corporate expenses, which are comprised primarily of general and administrative costs as well as other items not controlled by the business segments. Unallocated corporate expenses decreased 23 percent from $64 million in the second quarter of 2000 to $49 million in the second quarter of 2001. On a year to date basis, unallocated corporate expenses decreased 36 percent from $129 million to $83 million. Unallocated corporate expenses declined due to improved spending discipline.

RESTRUCTURING AND RELATED CHARGES

In March 2001 and June 2001, Compaq's management approved restructuring plans to realign its organization and reduce operating costs. Compaq combined its commercial and consumer personal computer operations into a single Access business. Compaq is also implementing significant changes in its business model and supply chain operations. These actions are designed to simplify product offerings, derive greater internal operating efficiencies, lower order cycle time, reduce channel inventory and improve account and order management. In addition, Compaq plans to consolidate certain functions within the global business units and reduce administrative functions. Accordingly, Compaq plans to reduce associated employee positions by approximately 4,500 and 4,000 worldwide in connection with the first and second quarter plans, respectively.

Restructuring and related charges of $249 million and $493 million were expensed during the first and second quarter of 2001, respectively. The first quarter charge was comprised of $173 million related to employee separations, $64 million of related asset impairment charges and $12 million for other exit costs. The second quarter charge was comprised of $303 million related to employee separations, $138 million of related asset impairment charges, $40 million for facility closure costs and $12 million for other exit costs. Employee separation benefits under each plan include severance, medical and other benefits. Employee separations related to the first quarter plan were 3,600 as of June 30, 2001. Compaq expects to substantially complete the initiatives contemplated under both restructuring plans by December 31, 2001.

Upon conclusion of its restructuring initiatives, Compaq expects to achieve annualized savings of approximately $900 million in cost of sales and operating expenses as a result of the first and second quarter restructuring actions. However, there can be no assurance that such cost reductions can be sustained or that the estimated costs of such actions will not change.

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BALANCE SHEET INFORMATION

Compaq's cash balance was $3.8 billion at the end of the quarter, an increase of $1.3 billion from December 31, 2000.

Cash flow from operating activities was $584 million during the quarter compared to $139 million in the second quarter of 2000. The increase in operating cash flow was primarily due to a reduction in receivables and inventory, offset in part by a reduction in payables and other current liabilities.

For the six months ended June 30, 2001, cash flow from operating activities increased $1.5 billion to $1.1 billion, compared with an operating cash outflow of $431 million for the corresponding period in the prior year. Major uses of cash during the six months ended June 30, 2001 included net capital expenditures ($570 million), purchases of treasury stock ($88 million), dividends paid to stockholders ($84 million) and other working capital requirements.

Net trade accounts receivable was $5.1 billion at June 30, 2001, a decrease of $1.6 billion from December 31, 2000. The decline in receivables was primarily due to lower revenue.

Net inventory was $1.7 billion at June 30, 2001, a decrease of $430 million from December 31, 2000. The decrease in this balance resulted from aggressive actions taken by Compaq to reduce inventory levels. In addition to reducing channel inventory, Compaq took substantial actions to reduce Compaq-owned inventory to its lowest level since before its acquisition of Digital Equipment Corporation in 1998.

Days sales outstanding and inventory turn data was as follows:

                               JUNE 30,    MARCH 31,   DECEMBER 31,   JUNE 30,
                               --------    ---------   ------------   --------
                                 2001        2001          2000         2000
                                 ----        ----          ----         ----
Days sales outstanding           55          59            53           54
Inventory turns                  15.2        13.9          16.3         13.1

At June 30, 2001, Compaq held $561 million of minority equity investments, a decrease of $303 million compared with December 31, 2000. The decrease in this balance was primarily due to declines in market value of certain investments.

Short-term borrowings were $1.2 billion at June 30, 2001, an increase of $498 million compared with December 31, 2000.

Long-term debt increased $300 million to $875 million at June 30, 2001 due to the issuance of $300 million of unsecured 6.2 percent debt securities maturing on May 15, 2003.

EMPLOYEES

Total regular employee headcount was approximately 68,200 at June 30, 2001.

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                                    ---oOo---

Compaq is a trademark of Compaq Information Technologies Group, L.P. All other product names mentioned herein may be trademarks or registered trademarks of their respective companies.

This financial discussion may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays in the expansion of Compaq's solutions business model. Further information on these factors and other factors that could affect Compaq's financial results is included in Compaq's Securities and Exchange Commission
(SEC) filings, including the latest Annual Report on Form 10-K and the Quarterly Report on Form 10-Q, which will be filed shortly.

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